EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-36981, No. 33-91196, No. 333-60665, No. 333-64498, No. 333-69042, No. 333-82194, No. 333-120294, No. 333-128363, No. 333-128364, No. 333-141151, No. 333-148502, and No. 333-169260 of our reports dated May 25, 2011, relating to the financial statements of Alliant Techsystems Inc. and subsidiaries and the effectiveness of Alliant Techsystems Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended March 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

May 25, 2011